Marathon Oil Reports Second Quarter 2021 Results
Accelerating Gross Debt Reduction and Increasing Base Dividend

HOUSTON, August 4, 2021 - Marathon Oil Corporation (NYSE:MRO) reported second quarter 2021 net income of $16 million, or $0.02 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net income was $173 million, or $0.22 per diluted share. Net operating cash flow was $655 million, or $701 million before changes in working capital.

Highlights
•Strong financial performance highlighted by $420 million of second quarter free cash flow generation; $863 million of free cash flow generation through first half of 2021
•Committed to capital discipline with no change to $1 billion 2021 capital expenditure budget; second quarter capital expenditures of $289 million and first half 2021 capital expenditures of $473 million
•Second quarter oil-equivalent production of 348,000 net boed; raising 2021 full year oil-equivalent production guidance by 5,000 net boed
•Second quarter oil production of 170,000 net bopd; no change to full year 2021 oil production guidance
•Raised quarterly base dividend by 25% to 5 cents per share
•Full redemption of $900 million 2025 maturity in September accelerates $4.0 billion gross debt objective and increases total 2021 gross debt reduction to $1.4 billion; shifting return of capital focus to equity holders and retiring future debt at maturity
•Raising return of capital target to at least 40% of cash flow from operations to equity holders in a $60/bbl WTI or higher price environment

“I am once again proud of the commitment and dedication of our employees and contractors to deliver outstanding operational results while also achieving top quartile safety performance,” said Chairman, President, and CEO Lee Tillman. “The combination of our high-quality multi-basin portfolio, our consistent operational execution, and our commitment to capital discipline has resulted in exceptional financial results, highlighted by over $850 million of free cash flow generation through just the first half of this year. Supported by such strong outcomes, we are raising our quarterly base dividend for the second time this year, accelerating our balance sheet improvement initiatives, and enhancing our return of capital framework. We are increasing our return of capital target to at least 40% of our cash flow from operations, assuming an oil price of $60/bbl WTI or higher, and expect to shift that return to equity holders given the strength of our balance sheet. We continue to believe that our commitment to a transparent and disciplined capital allocation model, ESG excellence, sustainable free cash flow generation, and meaningful return of capital is the best approach to maximizing shareholder value in our industry.”

United States (U.S.)
U.S. production averaged 283,000 net barrels of oil equivalent per day (boed) for second quarter 2021. Oil production averaged 159,000 net barrels of oil per day (bopd). U.S. unit production costs were $4.41 per boe for second quarter.

During second quarter, the Company brought a total of 61 gross Company-operated wells to sales in comparison to guidance of approximately 70 wells to sales. In the Eagle Ford, Marathon Oil’s second quarter production averaged 91,000 net boed. Oil production averaged 59,000 net bopd on 45 gross Company-operated wells to sales. In the Bakken, production averaged 107,000 net boed, including oil production of 70,000 net bopd. The Company brought 16 gross Company-operated wells to sales in the Bakken. Oklahoma production averaged 54,000 net boed, including oil production of 12,000 net bopd. Northern Delaware production averaged 24,000 net boed, including oil production of 13,000 net bopd.
International
Equatorial Guinea production averaged 65,000 net boed for second quarter 2021, including 11,000 net bopd of oil. Second quarter sales totaled 65,000 net boed, including 12,000 net bopd of oil. Unit production costs averaged $2.17 per boe. Net income from equity method investees totaled $49 million during second quarter.

Guidance
Marathon Oil’s 2021 capital expenditure guidance of $1 billion remains unchanged.

The Company is raising the midpoint of its 2021 full year U.S. oil-equivalent production guidance by 5,000 net boed. All other full year 2021 production guidance remains unchanged.

Due primarily to continued commodity price strength, the Company is raising its 2021 E.G. equity method income guidance to $180 million to $200 million, an increase of over 70% at the midpoint.

Corporate
CASH FLOW AND CAPEX: Net cash provided by operations was $655 million during second quarter 2021, or $701 million before changes in working capital. Second quarter capital expenditures totaled $289 million.

FREE CASH FLOW: Marathon Oil generated $420 million of free cash flow during second quarter and $863 million of free cash flow through the first half of 2021.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for second quarter 2021 totaled $157 million, primarily due to the income impact associated with unrealized losses on derivative instruments, miscellaneous asset impairments, and make-whole premium associated with early debt retirement.

Accelerating Balance Sheet Improvement
Marathon Oil ended second quarter with total liquidity of $4.1 billion, which consisted of an undrawn revolving credit facility of $3.1 billion and $1.0 billion in cash and cash equivalents. The revolving credit facility was recently extended from May 2023 to June 2024. The Company continues to maintain an investment grade credit rating at all three primary rating agencies and recently received an outlook upgrade from stable to positive from Fitch.

In light of continued strong financial performance and significant free cash flow generation, the Company has given irrevocable notice of its intention to fully redeem its $900 million 3.85% Senior Notes Due 2025 with final settlement expected in September of 2021. This transaction will reduce gross debt by $900 million and accelerates the realization of Marathon Oil’s previously disclosed absolute gross debt objective of approximately $4.0 billion. The transaction will bring total 2021 gross debt reduction to $1.4 billion and contributes to approximately $50 million of annualized cash interest expense savings. Going forward, the company expects to retire future debt at maturity.

Base Dividend Increase and Enhanced Return of Capital Framework
Subsequent to the end of second quarter, the Company raised its quarterly base dividend, from 4 cents per share to 5 cents per share, the second consecutive quarterly increase to the base dividend.

The Company also updated and enhanced its return of capital framework. Marathon Oil now expects to return at least 40% of its cash flow from operations, assuming a WTI oil price of $60/bbl or higher, and is shifting its return of capital focus to equity holders given the strength of its balance sheet. The company has $1.3 billion of share repurchase authorization outstanding.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, August 4. On Thursday, August 5, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.
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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, free cash flow, net cash provided by operations before changes in working capital and total capital expenditures.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains/losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, certain exploration expenses relating to a strategic decision to exit conventional exploration, unrealized derivative gain/loss on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow before dividend (“free cash flow”) is defined as net cash provided by operating activities adjusted for working capital, capital expenditures, and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of net cash provided by operations before changes in operating working capital is defined as net cash provided by operating activities adjusted for operating working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Net cash provided by operations before changes in working capital should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of total capital expenditures is a non-GAAP measure. Total capital expenditures is defined as cash additions to property, plant and equipment adjusted for the change in working capital associated with property, plant and equipment and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of certain working capital and other items. Total capital expenditures should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance, expected free cash flow, future debt reduction and the timing thereof, balance sheet enhancement, returns of capital to investors (and the focus of such returns), business strategy, asset quality, drilling plans, production guidance, E.G. equity method income guidance and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil; and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liability resulting from litigation; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Rebecca Skiba: 713-296-2584

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per share data)	2021	2021	2020
Revenues and other income:
Revenues from contracts with customers	$1,254	$1,177	$490
Net gain (loss) on commodity derivatives	(166)	(153)	(70)
Income (loss) from equity method investments	49	44	(152)
Net gain (loss) on disposal of assets	1	—	(2)
Other income	5	3	6
Total revenues and other income	1,143	1,071	272
Costs and expenses:
Production	126	121	129
Shipping, handling and other operating	167	152	105
Exploration	25	21	26
Depreciation, depletion and amortization	532	496	597
Impairments	46	1	—
Taxes other than income	74	74	30
General and administrative	68	89	88
Total costs and expenses	1,038	954	975
Income (loss) from operations	105	117	(703)
Net interest and other	(59)	(13)	(69)
Other net periodic benefit (costs) credits	(1)	3	7
Loss on early extinguishment of debt	(19)	—	—
Income (loss) before income taxes	26	107	(765)
Provision (benefit) for income taxes	10	10	(15)
Net income (loss)	$16	$97	$(750)

Adjusted Net Income (Loss)
Net income (loss)	$16	$97	$(750)
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(1)	—	2
Proved property impairments	46	1	—
Exploratory dry well costs, unproved property impairments and other	7	—	—
Pension settlement	5	—	14
Pension curtailment	—	—	(17)
Unrealized (gain) loss on derivative instruments	75	82	96
Unrealized (gain) on interest rate swaps	(8)	(41)	—
Reduction in workforce	1	11	13
Impairment of equity method investment	—	—	152
Loss on early extinguishment of debt	19	—	—
Other	13	16	13
Adjustments for special items	157	69	273
Adjusted net income (loss) (a)	$173	$166	$(477)
Per diluted share:
Net income (loss)	$0.02	$0.12	$(0.95)
Adjusted net income (loss) (a)	$0.22	$0.21	$(0.60)
Weighted average diluted shares	789	789	790
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions)	2021	2021	2020
Segment income (loss)
United States	$207	$212	$(365)
International	68	50	(6)
Not allocated to segments	(259)	(165)	(379)
Net income (loss)	$16	$97	$(750)
Cash flows
Net cash provided by operating activities	$655	$622	$9
Changes in working capital	46	15	77
Net cash provided by operating activities before changes in working capital (a)	$701	$637	$86

Free Cash Flow
Net cash provided by operating activities before changes in working capital (a)	$701	$637	$86
Adjustments for free cash flow:
Capital expenditures	(289)	(184)	(126)
EG return of capital and other	8	(10)	—
Free cash flow (a)	$420	$443	$(40)
Capital Expenditures
Cash additions to property, plant and equipment	$(274)	$(209)	$(326)
Change in working capital associated with PP&E	(15)	25	187
Additions to other assets	—	—	13
Total capital expenditures (a)	$(289)	$(184)	$(126)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	June 30	Mar. 31	June 30	Dec. 31
Net Production	2021	2021	2020	2020
Equivalent Production (mboed)
United States	283	276	307	306
International	65	69	83	77
Total net production	348	345	390	383
Oil Production (mbbld)
United States	159	160	182	177
International	11	12	15	13
Total net production	170	172	197	190

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2021	2021	2020
United States - net sales volumes
Crude oil and condensate (mbbld)	159	159	183
Eagle Ford	60	50	66
Bakken	70	77	81
Oklahoma	12	12	16
Northern Delaware	13	15	16
Other United States (a)	4	5	4
Natural gas liquids (mbbld)	60	53	56
Eagle Ford	14	12	20
Bakken	22	19	12
Oklahoma	17	17	16
Northern Delaware	6	4	7
Other United States (a)	1	1	1
Natural gas (mmcfd)	386	378	413
Eagle Ford	103	91	133
Bakken	90	93	60
Oklahoma	150	145	167
Northern Delaware	32	35	44
Other United States (a)	11	14	9
Total United States (mboed)	283	275	308
International - net sales volumes
Crude oil and condensate (mbbld)	12	9	16
Equatorial Guinea	12	9	16
Natural gas liquids (mbbld)	7	8	9
Equatorial Guinea	7	8	9
Natural gas (mmcfd)	276	295	354
Equatorial Guinea	276	295	354
Total International (mboed)	65	66	84
Total Company - net sales volumes (mboed)	348	341	392
Net sales volumes of equity method investees
LNG (mtd)	3,094	3,766	4,635
Methanol (mtd)	744	1,092	738
Condensate and LPG (boed)	7,892	10,730	10,896
(a)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2021	2021	2020
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$64.73	$55.38	$21.65
Eagle Ford	65.51	57.52	23.53
Bakken	64.15	53.65	20.03
Oklahoma	63.77	55.63	22.09
Northern Delaware	65.53	57.06	22.36
Other United States (c)	63.80	54.83	18.31
Natural gas liquids ($ per bbl)	$24.17	$23.94	$7.09
Eagle Ford	25.80	24.43	8.70
Bakken	24.37	23.22	2.56
Oklahoma	23.28	25.08	8.67
Northern Delaware	22.63	22.60	6.24
Other United States (c)	21.19	20.89	9.68
Natural gas ($ per mcf)	$2.61	$6.31	$1.44
Eagle Ford	3.09	5.78	1.69
Bakken	2.13	2.96	0.93
Oklahoma	3.01	8.36	1.59
Northern Delaware	1.86	7.85	0.88
Other United States (c)	(1.19)	6.81	1.25
International - average price realizations
Crude oil and condensate ($ per bbl)	$52.78	$44.13	$13.79
Equatorial Guinea	52.78	44.13	13.79
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$66.17	$58.14	$28.00
Brent (Europe) crude oil (per bbl) (e)	$68.83	$60.82	$29.34
Mont Belvieu NGLs (per bbl) (f)	$24.81	$23.98	$12.25
Henry Hub natural gas (per mmbtu) (g)	$2.83	$2.69	$1.72
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $5.54 for the second quarter 2021 and by $4.61 for the first quarter 2021 and increased average price realizations by $1.59 for the second quarter 2020.
(c)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

Full Year 2021 Production Guidance	Oil Production (mbpod)		Equivalent Production (mboed)
	2Q21	2021 Guidance	2Q21	2021 Guidance
Net production
United States	159	158 - 162	283	275 - 285
International	11	11 - 13	65	60 - 70
Total net production	170	169 - 175	348	335 - 355

The following table sets forth outstanding derivative contracts as of August 2, 2021, and the weighted average prices for those contracts:

	2021		2022
	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	40,000	40,000	20,000	20,000	—	—
Weighted average price per Bbl:
Ceiling	$74.07	$78.05	$89.46	$89.46	$—	$—
Floor	$48.75	$50.00	$50.00	$50.00	$—	$—
Sold put	$38.75	$40.00	$40.00	$40.00	$—	$—
NYMEX WTI Two-Way Collars
Volume (Bbls/day)	40,000	40,000	—	—	—	—
Weighted average price per Bbl:
Ceiling	$59.41	$58.92	$—	$—	$—	$—
Floor	$39.25	$39.25	$—	$—	$—	$—
NYMEX Roll Basis Swaps
Volume (Bbls/day)	—	40,000	45,000	45,000	45,000	45,000
Weighted average price per Bbl	$—	$1.15	$0.56	$0.56	$0.56	$0.56
Natural Gas
Henry Hub (“HH”) Two-Way Collars
Volume (MMBtu/day)	200,000	200,000	—	—	—	—
Weighted average price per MMBtu:
Ceiling	$3.05	$3.05	$—	$—	$—	$—
Floor	$2.50	$2.50	$—	$—	$—	$—
HH Fixed Price Swaps
Volume (MMBtu/day)	50,000	50,000	—	—	—	—
Weighted average price per MMBtu	$2.88	$2.88	$—	$—	$—	$—
Three-Way Collars
Volume (MMBtu/day)	—	—	30,000	—	—	—
Weighted average price per MMBtu:
Ceiling	$—	$—	$4.50	$—	$—	$—
Floor	$—	$—	$3.50	$—	$—	$—
Sold put	$—	$—	$2.50	$—	$—	$—
NGL
Fixed Price Ethane Swaps (a)
Volume (Bbls/day)	5,000	5,000	—	—	—	—
Weighted average price per Bbl	$10.92	$10.92	$—	$—	$—	$—
Fixed Price Propane Swaps (b)
Volume (Bbls/day)	5,000	5,000	—	—	—	—
Weighted average price per Bbl	$23.19	$23.19	$—	$—	$—	$—
(a)The fixed price ethane swap is priced at OPIS Mont Belvieu Purity Ethane.
(b)The fixed price propane swap is priced at OPIS Mont Belvieu Non-TET Propane.